Exhibit 10.8

CORE UNIVERSITY LIVING REAL ESTATE INCOME TRUST

INDEPENDENT TRUSTEE COMPENSATION POLICY

Effective Date

On May 13, 2026, the Board of Trustees (the “Board”) of Core University Living Real Estate Income Trust (the “Trust”) adopted this Core University Living Real Estate Income Trust Independent Trustee Compensation Policy (the “Policy”), to be effective May 13, 2026. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Core University Living Real Estate Income Trust Independent Trustee Restricted Stock Plan (the “Plan”).

Eligibility

This Policy shall apply to trustees of the Trust who meet the requirements set forth for an “independent trustee” in the Trust’s Declaration of Trust.

Compensation

The following shall remain in effect until changed by the Board (collectively, the “Compensation”):

Annual Retainer:	$75,000
Audit Committee Chair Annual Retainer:	$10,000

Payment Timing and Form

Audit Committee Chair Annual Retainer. The Audit Committee Chair Annual Retainer shall be paid quarterly in cash in arrears, taking into account any required proration as described below, as soon as possible following the end of the calendar quarter to which the Compensation relates.

Annual Retainer. Seventy-five percent ($56,250) of the Annual Retainer shall be paid quarterly in cash (or, if so elected by the Independent Trustee as provided below, some or all of which may be paid in Common Shares) in arrears, taking into account any required proration as described below, as soon as possible following the end of the calendar quarter to which the Compensation relates (the “Unrestricted Annual Retainer”), and twenty-five percent ($18,750) of the Annual Retainer shall be paid in the form of Restricted Common Shares.

Annual Retainer Payment Election to Receive Common Shares in Lieu of Cash

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At the election of each Independent Trustee, the Unrestricted Annual Retainer for a given calendar year (the “Plan Year”) may be payable all or in part by a grant on the same day that the Unrestricted Annual Retainer, if payable in cash, would be paid (the “Annual Common Share Retainer Grant Date”) of a number of fully vested Class E Common Shares determined by (A) dividing the amount of the Unrestricted Annual Retainer for which the Independent Trustee has elected to receive Common Shares, by the net asset value per Class E Common Share for the month immediately preceding the month in which the Annual Common Share Retainer Grant Date occurs, and (B) rounding to the nearest whole number.

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If an Independent Trustee desires to elect to receive some or all of his or her Unrestricted Annual Retainer in Class E Common Shares, the Independent Trustee shall deliver a valid Election Form (substantially in the form attached hereto as Exhibit A) to the Secretary of the Trust prior to the beginning of a Plan Year, which will be effective as of the first day of the

Plan Year beginning after the Secretary receives the Independent Trustee’s Election Form. The Election Form will be irrevocable for the coming Plan Year. However, prior to the commencement of the following Plan Year, the Independent Trustee may change his or her election for future Plan Years by executing and delivering a new Election Form. If an Independent Trustee fails to deliver a new Election Form prior to the commencement of the new Plan Year, his or her Election Form in effect during the previous Plan Year shall continue in effect during the new Plan Year. If no Election Form is filed or effective, the Unrestricted Annual Retainer shall be paid in cash.

Terms and Conditions of Restricted Common Shares

•	Restricted Common Shares shall be granted subject to the terms and conditions of the Plan.

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The Restricted Common Shares shall be granted on the third business day following the date that the Trust first accepts subscriptions for Common Shares (the “Initial Grant Date”) and on each subsequent anniversary thereof (each, a “Grant Date”), subject to each Independent Trustee’s continued service to the Trust as a trustee and qualification as an Independent Trustee on each Grant Date. The number of Restricted Common Shares granted shall be determined by (A) dividing $18,750, taking into account any required proration as described below, by the net asset value per Class E Common Share for the month immediately preceding the month in which the Grant Date occurs, and (B) rounding to the nearest whole number.

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If an Independent Trustee becomes an Independent Trustee after the Grant Date of a given year, then his or her Compensation shall be prorated based on the number of calendar quarters remaining for the Independent Trustee to serve on the Board during the twelve-month period following the date of the most recent Grant Date.

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Unless and until provided otherwise by the Board, the Restricted Common Shares granted pursuant to this Policy shall vest and become non-forfeitable on the one-year anniversary of the Grant Date, provided that the Independent Trustee is providing services to the Trust as a trustee on such vesting date. Notwithstanding the foregoing vesting schedule, the Restricted Common Shares shall become fully vested on the earlier occurrence of: (i) the termination of the Independent Trustee’s service as a trustee of the Trust due to his or her death or Disability; or (ii) a Change in Control. If the Independent Trustee’s service as a trustee of the Trust terminates other than as described in clause (i) of the foregoing sentence, then the Independent Trustee shall forfeit all of his or her right, title and interest in and to any unvested Restricted Common Shares as of the date of such termination from the Board and such Restricted Common Shares shall be reconveyed to the Trust without further consideration or any act or action by the Independent Trustee.

Election as to Form of Payment of Unrestricted Annual Retainer

Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Core University Living Real Estate Income Trust Independent Trustee Compensation Policy (the “Policy”).

This constitutes my irrevocable written election under the Policy with respect to $56,250 of my Annual Retainer (the “Unrestricted Annual Retainer”) to be earned for the Plan Year beginning [●], 20  and concluding on December 31, 20  (the “20  Plan Year”). I acknowledge that this Election Form is irrevocable for the 20  Plan Year. However, prior to the commencement of any subsequent Plan Year, I may change my election for future Plan Years by executing and delivering a new Election Form indicating different choices. If I fail to deliver a new Election Form prior to the commencement of any subsequent Plan Year, I acknowledge and intend that this Election Form continue in effect during any subsequent Plan Year until I file a new Election Form.

UNRESTRICTED ANNUAL RETAINER

please check one, as applicable:

•	I hereby elect to receive % of my Unrestricted Annual Retainer in the form of cash payments made quarterly in arrears during the applicable Plan Year.

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I hereby elect to receive    % of my Unrestricted Annual Retainer in the form of Common Shares of beneficial interest of the Trust, to be granted on the same day that the Unrestricted Annual Retainer would otherwise be paid.

Executed this day of , 20 . (Name)